BEDDIS INTERNATIONAL LTD.

CONSULTING CONTRACT

THIS AGREEMENT made the 1st day of February, 2005.

BETWEEN:
BEDDIS INTERNATIONAL LTD. a company duly
incorporated pursuant to the laws of Delaware, USA, having an office at #1925 – 700 West Georgia Street, Vancouver, British
Columbia, V7Y 1A1

(collectively herein referred to “Beddis”)
AND:
Mountainscape Management Services Ltd., with the address at 5290 Oak Place,
Ladner, BC V4K 1L9

(“Mountainscape”)

WHEREAS:

(A) Beddis is in the business of investing in and acquiring companies.

(B) Beddis desires to engage Mountainscape as a contractor of Beddis and Mountainscape desires to work as a contractor for Beddis on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants and agreements herein contained and for good and valuable consideration it is agreed as follows:

Employment

1. Beddis hereby employs Mountainscape and Mountainscape hereby undertakes employment by Beddis upon and subject to the terms and conditions of this Agreement.

Term and Extension

2. This Agreement will have an initial term (the “Initial Term”) of one (1) year commencing on the execution of this Agreement and terminating on the first anniversary thereof

Title and Reporting

3. Mountainscape will undertake to provide the services of Evan Baergen (“Baergen”) who will have the title, President and Chief Executive Officer. Baergen will report directly to, and will be subject to the lawful and proper instructions and directions of, the Board of Directors of Beddis.

Duties

4. During the Term, Mountainscape will carry out the duties of overall management and have responsibility for such other matters and affairs of Beddis as may be designated from time to time by the Board of Directors of Beddis.

General Duties

5. During the Term, Mountainscape will well and faithfully serve Beddis on a full-time basis, will use its best efforts to promote the interests of Beddis and will devote full time, attention, skill and effort to the performance of specific duties hereunder.

Compensation

6. In consideration for the services provided by Mountainscape under this Agreement, Beddis will pay Mountainscape during the Term a gross annual salary of CDN$80,000, payable in equal period instalments in accordance with Beddis’s payroll policies and practices.

7. Baergen is granted 500,000 stock options (“Option(s)”) subject to a vesting schedule (the “Vesting Schedule”) as approved by the Board of Directors of Beddis. Each Option will entitle Baergen to purchase one common share of Beddis at US$0.30 per share for a period of three (3) years from the date the Options are issued by Beddis subject to the Vesting Schedule.

8. Mountainscape is granted a signing bonus of US$30,000 upon signing this Agreement, payable in common shares of Beddis issued from treasury at a deemed value of US$0.30 per share.

9. Mountainscape is granted a profit sharing bonus of 2% of Beddis consolidated Net Income Before Taxes as determined using Generally Accepted Accounting Principles.

Reimbursement of Business Expenses

10. Beddis will reimburse Mountainscape for expenses actually and properly incurred in connection with duties hereunder in accordance with the policies and practices of Beddis.

Non-Competition

11. Mountainscape and Baergen covenant and agree that they will not at any time during the duration of this Agreement and for a period of 12 months after its termination, either individually or in partnership or jointly or in conjunction with any person or persons (including, without limitation, any individual, firm, association, board, syndicate, company, corporation, non-profit institution or other enterprise, entity or organization but excluding Beddis or its affiliates) as principal, agent, shareholder, officer, director, investor, employee, contractor, consultant or in any other manner, directly or indirectly, carry on or be engaged in or be concerned with or interested in, or advise, invest in, lend money to, guarantee the debts or obligations of, or permit his name to be used or employed by any person or persons (including, without limitation, those outlined above) or engage in or be concerned with or interested in any business carried on, which is the same as or similar to or which directly or indirectly competes with the business or any part thereof carried on by Beddis or its affiliates during the term of this Agreement, except with the written permission of Beddis.

Non-Solicitation

12. Mountainscape and Baergen covenant and agree that they will not, directly or indirectly, for a period of 12 months following the termination of this Agreement, contact, solicit, or interfere with any of the persons who are or were employees, contractors, consultants, agents, referral sources or customers of Beddis or its affiliates if such solicitation or interference assists or is related to any business, which is the same as or similar to or which directly competes with the business or any part thereof as carried on by Beddis or its affiliates, except with the written permission of Beddis.

Confidential Information

13. Mountainscape and Baergen acknowledge that, they will acquire information about certain matters and things which are confidential to Beddis and its affiliates, and which information is the exclusive property of Beddis and its affiliates, including but not limited to any information that is, on and after the date hereof, owned or developed by or for the benefit of Beddis or its affiliates or developed by Mountainscape and Baergen in connection with the business of Beddis or its affiliates, including, without limitation,

(a) any information in respect of the business operations of Beddis and it’s subsidiaries;

(b) any information in respect of intellectual property owned or used by Beddis or its affiliates and all rights of Beddis or its affiliates therein, worldwide, whether registered or unregistered, including without limitation:

(c) any printed text, organizational or administrative plans, sales and marketing data or plans, financial plans, customer lists or information, pricing strategies or systems, computer software programs or other compilations of information; and

(d) any other information or data received by Mountainscape and Baergen from Beddis or its affiliates that is identified as proprietary or confidential;

all of which are hereinafter called “Confidential Information”.

Use of Confidential Information

14. Mountainscape and Baergen will not, without the prior written consent of Beddis, either during (the “Term”) of the agreement or thereafter

(a) use any Confidential Information, other than as is necessary to perform the duties as a contractor of Beddis, or disclose to any person any Confidential Information or remove or aid in the removal of Confidential Information or any communications, property or material which relates thereto from Beddis’s premises, or

(b) permit, and will take all reasonable precautions necessary or prudent to prevent, communications, property or material containing or referring to Confidential Information from being disclosed to or discovered, used or copied by any person, provided, however, that the restrictions contained in this §11 do not apply to use or disclosure that Mountainscape makes that is

(c) expressly permitted or contemplated herein,

(d) strictly necessary to enable Mountainscape to perform it’s obligations hereunder,
or

(e) required pursuant to a final order or judgement of a court of competent jurisdiction.

Undertaking

15. Mountainscape and Baergen acknowledge that such Confidential Information as referred to in §13 above could be used to the detriment of Beddis. Accordingly, Mountainscape and Baergen undertake to treat confidentially all such information and agree not to disclose same to any third party, either during or after the term of the Agreement.

Work for Hire

16. Mountainscape hereby acknowledges and agrees that all work product (the “Work Product”) acquired, developed or created or caused to be developed or created under or in connection with this agreement hereunder that may be copyrighted, trademarked or subjected to patent registration or other registration as intellectual property, including, without limitation, printed text, formulas, plans, processes, documents, designs, drawings and computer data or programs, will be considered works made for hire under the applicable laws of Canada and the United States, and in this regard, Mountainscape will, upon conception, creation or development of any such Work Product, disclose to Beddis and, on demand, deliver, assign and transfer to Beddis, for nominal consideration, all right, title and interest in and to the Work Product, whereupon Beddis will own and will be entitled to register and hold in its own name all copyrights, trademarks, patents and other applicable registrations in respect of such Work Product. In addition, Mountainscape waives their moral rights and rights of integrity in and to the Work Product.

Return of Materials

17. Immediately upon the termination of this with Beddis, or at any prior time so requested by Beddis, Mountainscape will deliver to Beddis, all records, files, computer disks, equipment, materials and other documents of whatever kind and any copies thereof (including personal notes or memoranda) which contain or in any way relate to any Confidential Information and which are in Mountainscape’s possession or control.

Beddis’s Property

18. Mountainscape understands and agrees that all items of every nature and kind created by Mountainscape pursuant to this Agreement are the property of Beddis. All items furnished by Beddis to Mountainscape, and all equipment, credit cards, books, computer disks, records, reports, files, manuals, daytimers, and Confidential Information, will remain and be considered the exclusive property of Beddis at all times, and will be returned to Beddis in good condition promptly on the termination, however caused.

Breach

19. Mountainscape acknowledges that a breach of any of the restrictions contained in §11, §12, §13, §14 and §15 would result in loss and damage to Beddis and that Beddis could not be adequately compensated for such damages by monetary award alone. Accordingly, Mountainscape agrees that in the event of any such breach, in addition to all of the remedies available to Beddis at law or in equity, Beddis will be entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions herein contained.

Survival on Breach

20. The provisions set out in §8, §9, §11, §12, §13, §14 and §15 will survive the termination of this Agreement.

Acknowledgement

21. Mountainscape acknowledges that because of the unique nature of Beddis’s business and the efforts expended by Beddis to develop the business, the restrictions contained in §8, §9, §11, §12, §13, §14 and §15 are reasonable for the protection of the business carried on by Beddis and waives all defense to the strict enforcement thereof by Beddis.

Indemnity

22. Mountainscape will indemnify Beddis against all claims, actions, losses, expenses, costs, or damages of every kind arising out of or caused by the negligence Mountainscape.

Termination

23. Either Beddis or Mountainscape may terminate this Agreement by giving the other party sixty (60) days’ written notice. Beddis may terminate this Agreement immediately upon written notice, for just cause, including Mountainscape’s failure or neglect in the proper performance of his responsibilities and duties.

Sections and Headings

24. The division of this Agreement into Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof’, “hereunder” and similar expression refer to this Agreement and not to any particular Section or other portion and include any agreement or instrument supplemental or ancillary to this Agreement. Unless something in the subject matter or contest is inconsistent therewith, references herein to Sections are to Sections of this Agreement.

Number

25. In this Agreement, words importing the singular number also include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders and vice versa and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and companies, and vice versa.

Benefit of Agreement

26. This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of Mountainscape and the successors and assigns of Beddis respectively.

Entire Agreement

27. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto and respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

Amendments and Waivers

28. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both parties. No waiver of any breach or provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

Assignment

29. Except as may be expressly provided in this Agreement, no party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party.

Severability

30. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and remain part of such provision and all other provisions hereof will continue in full force and effect.

Notices

31. Any demand, notice or other communication (“Communication”) to be made or given in connection with this Agreement, will be made or given in writing and may be made or given by personal delivery, email or by registered mail addressed to the recipient at the address set out on Page 1 hereof or such other address or individual as may be designated by Communication to either party. Any Communication made or given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof, if made by email, on the date of being sent and, if made or given by registered mail, on the third day, other than a Saturday or statutory holiday in British Columbia, following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, the party will ensure personal delivery of the Communication.

Governing Law

32. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Attornment

33. For the purposes of all legal proceedings, this Agreement will be deemed to have been performed in the Province of British Columbia and the Courts of the province of British Columbia will have jurisdiction to entertain any action arising under this Agreement. Beddis and Mountainscape each hereby attorn to the jurisdiction of the courts of the Province of British Columbia provided that nothing herein contained will prevent Beddis from proceeding at their election against Mountainscape in the Courts of any other province or country.

Legal Advice

34. Mountainscape hereby acknowledges that it has carefully read and considered the terms and conditions of this Agreement and that it has been advised of it’s right to obtain independent legal advice in respect of this Agreement and has obtained such advice or has expressly waived the right to obtain independent legal advice.

IN WITNESS WHEREOF the parties have executed this Agreement.

Signed on behalf of
BEDDIS INTERNATIONAL LTD.
by:

/s/ Matt Reams
Matt Reams

Signed, Sealed and Delivered by
MOUNTAINSCAPE MANAGEMENT
SERVICES LTD. in the presence of:

/s/ L. Evan Baergen
L. Evan Baergen, Mountainscape Management Services Ltd.

5290 Oak Place, Ladner, BC, Canada
Address